Exhibit 10fff











                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

                                  BY AND AMONG

                             BELLSOUTH CORPORATION,

                             SBC COMMUNICATIONS INC.

                                       AND

                              CINGULAR WIRELESS LLC

                            DATED AS OF JUNE 28, 2005

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                           REVOLVING CREDIT AGREEMENT

         This Amended and Restated Revolving Credit Agreement (the "Agreement"), dated as of the 28th day of June 2005, by and among BellSouth Corporation, a Georgia corporation ("BellSouth"), SBC Communications Inc., a Delaware corporation ("SBC," and along with BellSouth, each a "Lender" and, collectively, the "Lenders") and Cingular Wireless LLC, a Delaware limited liability company ("Cingular").


                                    ARTICLE I
                               GENERAL PROVISIONS

         Section 1.01. Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified or referred to in this
Section 1.01:

         "Agreement" shall have the meaning set forth in the Preamble to this Agreement.

         "Available Cash" means, for any Business Day, the result, rounded down to the nearest $1,000,000, of (a) the amount of cash of Cingular and its direct and indirect wholly owned Subsidiaries held in banks and available for withdrawal by Cingular, less (b) Cingular's good faith estimate of the amount, if any, of cash required for expenditures expected to occur later during the same Business Day.

         "Average Monthly LIBOR Rate" shall mean, for any calendar month, the average 30-day LIBOR rate as reported by Bloomberg or another generally available reporting service jointly selected by the Lenders.

         "BellSouth" shall have the meaning set forth in the Preamble to this Agreement.

         "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in either the State of Georgia or the State of Texas are authorized or obligated by law or executive order to close.

         "Cingular" shall have the meaning set forth in the Preamble to this Agreement.

         "Cingular Advance" shall have the meaning set forth in Section 2.04.

         "Cingular Advance Interest Rate" means, for any day, a rate equal to the Average Monthly LIBOR Rate for the calendar month during which such day occurs.

         "Cingular Bank Account" means the United States bank account listed in Exhibit B hereto, or such other bank account as the Designated Financial Officer of Cingular shall specify by written notice to each of the Lenders.
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         "Cingular Business Plan" means, with respect to any fiscal year, the most recent detailed annual plan and projections for such fiscal year that has been approved from time to time by the Strategic Review Committee.

          "Daily Notification" shall have the meaning set forth in Section 2.02.

         "Designated Financial Officer" means, with respect to each of Cingular, BellSouth and SBC, the person or persons designated in Section 4.02 to receive notices on behalf of such party, or such other person as the party may designate by written notice to each of the other parties.

         "Dollars" or "$" means lawful currency of the United States of America.

         "Effective Date" means the date of this Agreement.

         "Interest Rate" means, for any day, a rate equal to the Average Monthly LIBOR Rate for the calendar month during which such day occurs plus 0.05%.

         "Lender" and "Lenders" shall have the meanings set forth in the Preamble to this Agreement.

         "Lender Bank Account," with respect to each Lender, means the United States bank account listed in Exhibit B hereto, or such other bank account as the Designated Financial Officer of such Lender shall specify by written notice to Cingular.

         "Manager" means Cingular Wireless Corporation, a Delaware corporation.

         "Percentage Interests" shall mean with respect to each Lender, the percentage of the outstanding common shares of Manager assuming full conversion by each Lender and its Subsidiaries of all units owned in Cingular (currently, 60%/40% for SBC and BellSouth, respectively).

         "Person" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Relative Debt Percentage Interest" means, as of any date, with respect to each Lender, the ratio of the amount outstanding under the Revolving Loans owed to such Lender by Cingular to the amount outstanding under the Revolving Loans owed to both Lenders by Cingular.

         "Revolving Loans" shall have the meaning set forth in Section 2.02(b).

         "SBC" shall have the meaning set forth in the Preamble to this
Agreement.
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         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Shareholder Loans" means indebtedness of Cingular to SBC, BellSouth, or any of their respective Subsidiaries pursuant to the Amended, Restated and Consolidated Subordinated Promissory Notes, dated July 1, 2003, issued by Cingular in favor of SBC, BellSouth and Cellular Credit Corporation, a wholly owned Subsidiary of BellSouth, and all interest and penalties thereunder.

          "Significant Subsidiary" means, with respect to any Person, any "significant subsidiary," within the meaning of Regulation S-X promulgated under the Securities Act, of such Person.

         "Stockholders' Agreement" means the Stockholders' Agreement by and among SBC, BellSouth and Manager, dated as of October 2, 2000, as amended.

         "Strategic Review Committee" shall have the meaning ascribed to such term in the certificate of incorporation of Manager.

         "Subsidiary" means, with respect to any Person, any "subsidiary" within the meaning of Regulation S-X promulgated under the Securities Act, of such Person.

         "Termination Date" means July 31, 2007 or such later date to which the Termination Date has been extended pursuant to Section 4.01, or if such date is not a Business Day, the next Business Day or such other date determined in accordance with Section 4.01.

         Section 1.02. Interpretation of Definitions. All definitions in the singular shall, unless the context specifies otherwise, include and mean the plural, and all references to the masculine gender shall include the feminine, and vice versa.


                                   ARTICLE II
                           FORECASTS; REVOLVING LOANS

         Section 2.01.     Forecasts.

          (a) On the first Business Day of November of each fiscal year Cingular shall deliver to each of the Lenders a reasonably detailed forecast of Cingular's estimated monthly and annual cash flow, including a capital spending plan, for the following fiscal year.

         (b) Within 30 days of the end of each calendar quarter, Cingular shall deliver to each of the Lenders a forecast of its sources and uses of cash for each calendar quarter for the remainder of such calendar year.

         (c) On each Business Day, Cingular shall deliver to each of the Lenders a forecast of

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its anticipated cash requirements for each Business Day during the following two calendar weeks (the "Daily Forecast").

         Section 2.02. Daily Notification. Not later than 11:15 a.m. (Eastern
Time) on each Business Day, the Designated Financial Officer of Cingular shall send an e-mail to the Designated Financial Officer of each Lender (the "Daily Notification") setting forth for such Business Day:

         (a) the amount of Available Cash, if any; and

         (b) if there is no Available Cash, the amount of cash, if any,

            (i)  to be repaid from Cingular Advances made to the Lenders, or

            (ii) if no Cingular Advances are or will be outstanding,
                 then to be borrowed hereunder from each Lender, which amount for each Lender shall be the product of (x) the aggregate amount to be borrowed as reflected in the Daily Notification and (y) that Lender's Percentage Interest (the "Revolving Loans").

         Section 2.03.     The Revolving Loans.

          (a) Subject to the terms of this Agreement, each Lender, individually and not jointly with the other Lender, agrees to make available to Cingular, on a revolving basis, the Revolving Loans with respect to it as set forth in each Daily Notification. Repayments of Cingular Advances and/or cash advanced on any day under the Revolving Loans shall be made in Dollars and shall be delivered severally by the Lenders by wire transfer of immediately available funds to the Cingular Bank Account on such day. The outstanding principal amount advanced under all Revolving Loans shall bear interest at the Interest Rate which shall accrue from day to day from the date such advance is made including the date on which such Revolving Loan is repaid. Interest shall be calculated on the basis of such actual number of days elapsed over 360 and shall be determined with respect to each calendar month as of the last calendar day of such month.

         (b) Notwithstanding the foregoing, in no event shall a Lender be required to advance funds to Cingular (i) if the repayment of the Cingular Advances or the Revolving Loan proceeds are to be used for expenditures that are not set forth in or contemplated by the Cingular Business Plan (or, in the event the Cingular Business Plan has not yet been approved, the requested funds are to be used for expenditures outside the normal course of business as determined by the Designated Financial Officers of SBC and BellSouth) or otherwise approved by the Strategic Review Committee; (ii) in the case of Revolving Loans, after the Termination Date, (iii) if the advance would give rise to an Event of Default under Article III (iv); (iv) after the occurrence of an Event of Default under
Article III(v) or (vi); or (v) if the amount requested in the Daily Notifications is in excess of $250,000,000 and such amount has not been set forth in the Daily
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Forecast on each of the five Business Days prior to the request.

         Section 2.04. Application of Available Cash. In the event that, on any Business Day, including the last Business Day of each calendar month, Available Cash is in excess of $5,000,000, such Available Cash shall be applied as follows: (i) first, to the repayment of any principal amount outstanding under the Revolving Loans in proportion to the Lender's Relative Debt Percentage Interests and (ii) second, as loans to each of the Lenders, in each case in proportion to their Percentage Interests (a "Cingular Advance"). The outstanding principal amount of each Cingular Advance shall bear interest at the Cingular Advance Interest Rate which shall accrue from day to day from the date such Cingular Advance is made including the date on which such Cingular Advance is repaid. Interest shall be calculated on the basis of such actual number of days elapsed over 360 and shall be determined with respect to each calendar month as of the last calendar day of such month. Any payments due to the Lenders pursuant to this Section 2.04 shall be made in Dollars and delivered by wire transfer of immediately available funds to the Lenders' respective Lender Bank Accounts promptly after receipt of such Daily Notification identifying such Available Cash.

         Section 2.05 Repayment and Application of Cingular Advances.

          (a) As of the last calendar day of each calendar month, and after the application of Section 2.04, all interest that has accrued on any principal amounts outstanding under the Revolving Loan of such Lender and the Cingular Advances made to such Lender (including interest accruing on such last calendar day) shall be netted. After giving effect to such netting, the principal balance of the Revolving Loans or the Cingular Advances, as the case may be, shall be adjusted to include the net accrued interest. If the aggregate principal amount of the Cingular Advances outstanding, after this interest is applied to adjust the principal balance, is in excess of $5,000,000, each of the Lenders shall repay its Cingular advances by applying them as provided in Section 2.05(b) as of the last day of the calendar month. All payments under Section 2.05(b) shall be reflected on the books of the Lenders and Cingular without wire transfer of funds, and in addition by Cingular by notation of such payment on the promissory notes evidencing the Shareholder Loans, if applicable.

         (b) The Lenders and Cingular shall apply the amounts due in respect of the Cingular Advances as follows:

                  (i) first, to repay by set-off the outstanding principal amount of the Shareholder Loans in proportion to the Lenders' Percentage Interests; and

                  (ii) second, as a distribution on a pro rata basis to the members of Cingular, from time to time.

         Each of the Lenders hereby waive, and will cause each of their respective Subsidiaries that are parties to the Shareholder Loans to waive, any requirement that notice of such repayment of the Shareholder Loans be given. Any repayments made under clause (i) above shall be

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applied to the particular Shareholder Loan of a Lender (or its Subsidiary) as
the Designated Financial Officer of such Lender shall direct in writing to Cingular in advance. Cingular shall take all actions necessary to approve and effect the distributions set forth above in a tax efficient manner.

         Section 2.06. Recordkeeping. Each Lender agrees to maintain a record of the aggregate principal amount outstanding, together with accrued interest, under such Lender's Revolving Loan and the aggregate principal amount outstanding, together with accrued interest, of any Cingular Advance received by such Lender hereunder and shall provide a copy of such record to Cingular upon the reasonable request of Cingular in writing to such Lender; provided, however, that failure of a Lender to provide a copy of such record shall in no way affect its rights or Cingular's obligations hereunder. The entries in such record of a Lender shall be binding and conclusive upon Cingular absent manifest error.

                                   ARTICLE III
                                EVENTS OF DEFAULT

         Each of the following events shall constitute an "Event of Default":

         (i) the failure of Cingular to pay any principal amount outstanding under any Revolving Loan when and as the same shall have become due and payable and such failure shall continue unremedied for a period of 5 days;

         (ii) the failure of Cingular to pay any interest or other amount on any Revolving Loan when and as the same shall have become due and payable and such failure shall continue unremedied for a period of 10 days;

         (iii) the failure of Cingular in any way to comply with or breach of any other covenant contained in this Agreement and such failure, or breach, as the case may be, shall continue unremedied in any material respect for a period of 30 days following notice to Cingular by either Lender of such failure or breach;

         (iv) any default by Cingular under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Cingular (or by any Subsidiary of Cingular, the repayment of which Cingular has guaranteed or for which Cingular is directly responsible or liable as obligor or guarantor), having a principal amount outstanding in excess of $100,000,000 (other than indebtedness which is non-recourse to Cingular or its Subsidiaries) under the terms of the instrument under which the indebtedness is issued or secured, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such

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                      acceleration having been rescinded or annulled, or there
                      being deposited with an unaffiliated depository, in trust, money in the necessary amount to discharge such indebtedness;

         (v)          Cingular or any Significant Subsidiary of Cingular shall
                      (a) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect); (b) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (c) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (d) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (e) be unable to, or admit in writing its inability to, pay its debts as they become due; or (f) make a general assignment for the benefit of creditors; or (g) make a conveyance fraudulent as to creditors under any state or federal law; or

         (vi) the commencement of a case or other proceeding against Cingular or any Significant Subsidiary of Cingular in any court of competent jurisdiction seeking (a) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts or (b) the appointment of a trustee, receiver, custodian, liquidator or the like for Cingular or such Significant Subsidiary, and such involuntary case or proceeding shall remain undismissed and unstayed for a period of 60 days.


                                   ARTICLE IV
                                  MISCELLANEOUS

         Section 4.01.     Termination of the Agreement.

          (a) On or prior to any Termination Date then in effect, the Lenders acting jointly may extend the term of this Agreement for a period of 364 days measured from such Termination Date (in which case, subject to the terms and conditions of this Agreement, the Termination Date shall instead be the last day of such 364-day period). Notwithstanding anything herein to the contrary, a Termination Date shall occur (i) upon 90 days written notice by one or both Lenders upon an Event of Default (other than an Event of Default described in clauses (v) or (vi) of Article III) or (ii) by both Lenders at any time. Within 90 days after the Termination Date, all outstanding principal amounts under the Revolving Loans, together with all accrued interest thereon and all such other amounts then owing by Cingular to the Lenders hereunder, shall be paid in full by Cingular and all outstanding principal amounts under the Cingular Advances, together with all accrued interest thereon and all such other amounts then owing by Lenders to Cingular hereunder, shall be paid in full by the Lenders (it being understood that such repayment of the Cingular Advances shall be made in accordance with Section 2.05(b)). If any principal or interest owing to any Lender under the Revolving Loans is not paid when due, such overdue amount shall bear interest for each day until paid at a rate per annum equal to the Interest Rate plus 2%. In no event shall the amount of interest due or payable under this Agreement exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is inadvertently paid by Cingular or inadvertently received by any Lender, then such excess sum shall be repaid by netting in accordance with Section 2.05(a) (to the extent allowed by applicable law). It is the express intent of the parties hereto that Cingular not pay and no Lender or any of its Subsidiaries receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Cingular under applicable law.

         (b) Upon the occurrence of an Event of Default described in clause (v) or (vi), the obligation of each Lender to advance funds hereunder shall automatically terminate and the principal amount then outstanding under the Revolving Loans, together with all accrued interest thereon, and any other amounts owing to each of the Lenders hereunder shall immediately become due and payable, without demand or notice of any kind, the requirements of which are hereby expressly waived by Cingular.

         Section 4.02. Notices. Any notice to be given hereunder shall be in writing, shall be sent to the address (including email address) of the relevant party as identified in this Section 4.02 or as otherwise specified by such party from time to time in a notice to each of the other parties hereto, and shall be deemed given (i) on the earlier of the date of receipt or the date three Business Days after deposit of such notice in the United States mail, if sent postage prepaid, certified mail, return receipt requested or (ii) when actually received, if personally delivered, delivered by email or delivered by any other manner.

         BellSouth:        BellSouth Corporation
                           1155 Peachtree Street NE
                           Suite 14E04
                           Atlanta, GA  30309
                           Attn:    Teresa Blizzard
                           Email:   teresa.blizzard@bellsouth.com

         SBC:              SBC Communications Inc.
                           175 East Houston
                           Room No. 7G10
                           San Antonio, TX  78205
                           Attn:    Dan James
                           Email:   djames@corp.sbc.com
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         Cingular:         Cingular Wireless LLC
                           5565 Glenridge Connector
                           Suite 1816
                           Atlanta, GA  30342
                           Attn:   Sean Foley
                           Email  sean.foley@cingular.com

         Section 4.03. Agreement Binding; Assignment. This Agreement and the rights, duties and obligations of the parties hereunder (including all rights with respect to the Revolving Loans) and thereunder shall bind and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be transferable or assignable without the prior written consent of each of the Lenders; provided, that each Lender may transfer or assign all or part of its rights or obligations hereunder to any wholly-owned Subsidiary of such Lender without the prior written consent of the other Lenders; provided, further that no such transfer or assignment shall be effective until such Lender delivers to the other parties hereto a written undertaking in form and substance reasonably satisfactory to the other parties pursuant to which such Lender guarantees the performance of the obligations hereunder by such Subsidiary.

         Section 4.04. Waivers; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any Lender under this Agreement shall impair any such right, power or remedy of such Lender, nor shall it be construed to be a waiver of any such right, power or remedy. Any waiver, permit, consent or approval of any kind or character on the part of a Lender of any breach or default under this Agreement, or any waiver on the part of a Lender of any provisions or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement or by law or otherwise afforded to a Lender, shall be cumulative and not alternate. No waiver, consent or approval given by either Lender in favor of Cingular shall be effective unless also given by the other Lender.

         Section 4.05. Governing Law. This Agreement and any other instrument or agreement required hereunder shall be governed by, and construed under, the laws of the State of Delaware without regard to principles of conflicts of law.

         Section 4.06. Amendments. This Agreement may not be amended, supplemented or modified except by a written instrument, signed by the party or parties affected or to be affected thereby.

         Section 4.07. Expenses. Cingular shall pay all expenses incurred by the Lenders in the collection of amounts payable under this Agreement that are not paid when due, including, without limitation, the reasonable fees and disbursements of counsel to the Lenders. Cingular shall not be required to pay the expenses of collection of a Lender when the inability of

Cingular to pay such amounts was due to the fault of that Lender in not complying with this Agreement.

         Section 4.08. Shareholder Loans. The parties agree that to the extent any of the terms and provisions of this Agreement conflict or are inconsistent with any of the terms and provisions of the Shareholder Loans, such terms and provisions of this Agreement shall supercede the conflicting terms and provisions of the Shareholder Loans. Subject to the foregoing, the Shareholder Loans shall remain in full force and effect in accordance with their respective terms and provisions.

         Section 4.09. Obligations of the Lenders Several. The obligations of the Lenders pursuant to this Agreement are several. Failure of any Lender to carry out those obligations does not relieve any other Lender of its obligations hereunder.

         Section 4.10. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers, as of the date first above written.

BELLSOUTH CORPORATION



By:  /s/ Mark E. Droege
Name:    Mark E. Droege
Title:   Vice President, Treasurer


SBC COMMUNICATIONS INC.



By:  /s/ Jonathan P. Klug
Name:    Jonathan P. Klug
Title:   Vice President - Treasurer


CINGULAR WIRELESS LLC

By: Cingular Wireless Corporation, its sole manager



By:  /s/ Renee Caldwell
Name:    Renee Caldwell
Title:   Assistant Treasurer